As filed with the Securities and Exchange Commission on August 9, 2006
Registration No. 333-135127

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM F-10/A
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Canadian Superior Energy Inc.
(Exact name of Registrant as specified in its charter)

Alberta, Canada (Province or other Jurisdiction of Incorporation or Organization)	1311 (Primary Standard Industrial Classification Code Number)	N/A (I.R.S. Employer Identification No.)
Suite 3300, 400 3rd Avenue, SW
Calgary, Alberta
Canada T2P 4H2
(403) 294-1411
(Address and Telephone Number of Registrant’s Principal Executive Offices)
PTSGE Corp.
925 Fourth Avenue, Suite 2900
Seattle, Washington 98104
(206) 623-7580
(Name, Address and Telephone Number of Agent for Service)

Copies to:

Christopher W. Morgan, Esq. Skadden, Arps, Slate, Meagher & Flom LLP 222 Bay Street Suite 1750, P.O. Box 258 Toronto, Ontario M5K 1J5 (416) 777-4700	John J. Poetker, Esq. Borden Ladner Gervais LLP 1000 Canterra Tower 400 Third Avenue S.W. Calgary, Alberta T2P 4H2 (403) 232-9500

Approximate date of commencement of proposed sale of the securities to the public:
From time to time after this Registration Statement becomes effective
Province of Alberta, Canada
(Principal jurisdiction regulating this offering)
It is proposed that this filing shall become effective (check appropriate box):
A.☑	Upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B. ☐	At some future date (check the appropriate box below):
1. ☐	Pursuant to Rule 467(b) on ( ) at ( ) (designate a time not sooner than seven calendar days after filing).

2. ☐	Pursuant to Rule 467(b) on ( ) at ( ) (designate a time seven calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on ( ).

3. ☐	Pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

4. ☐	After the filing of the next amendment to this Form (if preliminary material is being filed).
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box. ☐
If, as a result of stock splits, stock dividends or similar transactions, the number of securities purported to be registered on this Registration Statement changes, the provisions of Rule 416 shall apply to this Registration Statement.
     Pursuant to Rule 429 under the Securities Act, the prospectus contained in this registration statement relates to Registration Statement No. 333-136427.

PART I
INFORMATION REQUIRED TO BE
DELIVERED TO OFFEREES OR PURCHASERS
Item 1. Home Jurisdiction Document.
     The Notice of Variation and Extension, dated August 8, 2006 (the “Notice of Variation and Extension”), is filed by Canadian Superior Energy Inc., an Alberta Corporation (the “Registrant” or “Canadian Superior”). The Notice of Variation and Extension relates to the amended offer by the Registrant to purchase all of the issued and outstanding common shares (including common shares which become outstanding upon exercise of options to acquire common shares) of Canada Southern Petroleum Ltd. (“Canada Southern”), at a price per share of, at the election of each Canada Southern shareholder, either:
(a)	Cdn.$2.50 in cash, 2.0 common shares of Canadian Superior and one special exchangeable share of Canadian Superior; or

(b)	Cdn.$2.50 in cash and 2.75 common shares of Canadian Superior.
     The information set forth in the Offer and Circular, dated June 16, 2006 (the “Offer and Circular”), including all schedules, exhibits and annexes thereto, each of which was previously filed with the Registrant’s Registration Statement on Form F-10 (File No. 333-135127) (the “Registration Statement”), and the Notice of Variation and Extension, the Amended Letter of Transmittal and Election Form, and the Amended Notice of Guaranteed Delivery, each of which is being filed herewith, is hereby expressly incorporated by reference in response to all items of information required to be included in, or covered by, this Post-Effective Amendment No. 1 to Registration Statement on Form F-10 and is supplemented by the information specifically provided herein.
Item 3. Informational Legends.
     See (i) the outside front cover page and the inside front cover page of the Offer and Circular previously filed with the Registration Statement, and (ii) the outside front cover page and the inside front cover page of the Notice of Variation and Extension filed herewith.
Item 4. Incorporation of Certain Information by Reference.
     See “The Offeror and Canadian Superior — Canadian Superior Documents Incorporated by Reference” in Section 1 of the Circular in the Offer and Circular previously filed with the Registration Statement.
Item 5. List of Documents Filed with the Commission.
     The exhibits listed in the Exhibit Index, appearing elsewhere in this Post-Effective Amendment No. 1 to Registration Statement on Form F-10, have been filed as part of this Post-Effective Amendment No. 1 to Registration Statement on Form F-10.

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PART II
INFORMATION NOT REQUIRED TO BE
DELIVERED TO OFFEREES OR PURCHASERS
Indemnification
     The Business Corporations Act (Alberta), under which the Registrant is incorporated, permits a corporation to indemnify its directors and officers, including those of its subsidiaries, for costs, charges and expenses, including amounts paid to settle or satisfy any judgment reasonably incurred in respect of any civil, criminal or administrative action or proceeding, if such director or officer acted honestly and in good faith with a view to the best interests of the corporation and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, such director or officer had reasonable grounds for believing that his or her conduct was lawful.
     In accordance with the provisions of the Business Corporations Act (Alberta) described above, the by-laws of the Registrant provide that the Registrant shall indemnify a director or officer, a former director or officer, or a person who acts or acted at the Registrant’s request as a director or officer of a corporation of which the Registrant is or was a shareholder or creditor, and his or her heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of the Registrant or such other corporation if he or she acted honestly and in good faith with a view to the best interests of the Registrant and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing that his or her conduct was lawful.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.
Exhibits
     The exhibits listed in the Exhibit Index, appearing elsewhere in this Post-Effective Amendment No. 1 to Registration Statement on Form F-10, have been filed as part of this Post-Effective Amendment No. 1 to Registration Statement on Form F-10.

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PART III
UNDERTAKING AND CONSENT TO SERVICE OF PROCESS
Item 1. Undertaking.
     The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to Form F-10 or to transactions in said securities.
Item 2. Consent to Service of Process.
     (a) Prior to the filing of this Post-Effective Amendment No. 1 to Registration Statement on Form F-10, the Registrant filed with the Commission a written irrevocable consent and power of attorney on Form F-X.
     (b) Any change to the name or address of the Registrant’s agent for service shall be communicated promptly to the Commission by amendment to Form F-X referencing the file number of the relevant registration statement.

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SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement on Form F-10 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calgary, Province of Alberta, Canada, on August 8, 2006.

CANADIAN SUPERIOR ENERGY INC.
By:	/s/ Gregory S. Noval
Gregory S. Noval
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933 this Post-Effective Amendment No. 1 to Registration Statement on Form F-10 has been signed by the following persons in the capacities indicated on August 8, 2006.

Signature	Title

/s/ Gregory S. Noval Gregory S. Noval	Chief Executive Officer and Director (Principal Executive Officer)
* Ross A. Jones	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
* Michael E. Coolen	Director
* Charles Dallas	Director
* Thomas J. Harp	Director
* Kaare Idland	Director
* Alexander Squires	Director
* Richard Watkins	Director

*By:	/s/ Gregory S. Noval
Gregory S. Noval
Attorney-in-fact

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AUTHORIZED REPRESENTATIVE
     Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this Post-Effective Amendment No. 1 to Registration Statement on Form F-10 in his capacity as the duly authorized representative of the Registrant in the United States, in the City of Calgary, Province of Alberta, Canada, on August 8, 2006.

CANADIAN SUPERIOR ENERGY INC. (Authorized Representative)
By:	/s/ Richard Watkins
Richard Watkins

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EXHIBIT INDEX

Exhibit
Number	Description

1.1*	Offer and Circular, dated June 16, 2006.

1.2*	Letter of Transmittal.

1.3*	Notice of Guaranteed Delivery.

1.4	Notice of Variation and Extension, dated August 8, 2006.

1.5	Amended Letter of Transmittal and Election Form.

1.6	Amended Notice and Guaranteed Delivery.

2.1	Revised Annual Information Form of the Registrant, dated June 7, 2006, for the year ended December 31, 2005 (incorporated by reference to the Registrant’s Form 40-F/A filed with the Commission on June 16, 2006).

2.2	Management Information Circular, dated April 7, 2006, prepared in connection with the annual meeting of shareholders of the Registrant held on May 12, 2006 (incorporated by reference to the Registrant’s Form 6-K furnished to the Commission on May 24, 2006).

2.3	Comparative audited consolidated financial statements of the Registrant and the notes thereto as at December 31, 2005 and for each of the years in the three-year period ended December 31, 2005, together with the report of the auditors thereon (incorporated by reference to the Registrant’s Form 40-F/A filed with the Commission on June 16, 2006).

2.4	Management’s discussion and analysis of financial condition and results of operations for the year ended December 31, 2005 (incorporated by reference to the Registrant’s Form 40-F filed with the Commission on April 3, 2006).

2.5	Unaudited consolidated interim financial statements of the Registrant and the notes thereto as at and for the three months ended March 31, 2006 and 2005, together with management’s discussion and analysis of financial condition and results of operations (incorporated by reference to the Registrant’s Form 6-K furnished to the Commission on May 24, 2006).

3.1	Consent of Meyers Norris Penny LLP, Independent Registered Public Accounting Firm.

3.2	Consent of KPMG LLP, Independent Registered Public Accounting Firm.

3.3*	Consent of GLJ Petroleum Consultants Ltd.

3.4*	Consent of Borden Ladner Gervais LLP.

*	Previously filed.

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